EXHIBIT 99.1
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M E D I A   R E L E A S E
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                                                         FOR IMMEDIATE RELEASE

          AUTOMATIC DATA PROCESSING, INC. ANNOUNCES CFO RESIGNATION;
                     SUCCESSOR TO BE NAMED AT A LATER DATE
             KAREN E. DYKSTRA TO JOIN PLAINFIELD ASSET MANAGEMENT

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         ROSELAND,  NJ, March 7, 2006 - Automatic  Data  Processing Inc (NYSE:
ADP) announced today that Karen E. Dykstra, ADP's chief financial officer, has resigned effective May 1, 2006. "After her effective resignation date, Karen will provide transitional consulting services to the company through the end of the fiscal year, June 30, 2006," Arthur F. Weinbach, ADP's chief executive officer, said.

         Ms. Dykstra will join Plainfield Asset Management LLC, a registered investment advisor based in Greenwich, Connecticut, as both the chief operating officer and chief financial officer of its new direct lending and investment business.

         Until a successor is named, Ms. Dykstra's current responsibilities will be divided between Dan Sheldon, ADP's corporate controller, who joined ADP in 1984, and Raymond L. Colotti, ADP's treasurer, who has been with the company since 1995. Both Messrs. Sheldon and Colotti will report to Gary C. Butler, ADP's president and chief operating officer. Mr. Butler, as previously announced, will assume the chief executive officer role upon Mr. Weinbach's retirement on August 31, 2006.

         "Karen has had a terrific 25-year career at ADP and has been a great asset to our management team. For me personally, she has evolved into a trusted advisor as well as a knowledgeable and insightful executive. So I join our entire management team in saying we will miss her and we wish her success in her new career.

         "We will commence a successor process to fill the chief financial officer position. In the interim, we are extremely fortunate to have the depth of management and the talents of executives like Dan and Ray to ensure a smooth transition," Mr. Weinbach concluded.

         ADP, with $8.5 billion in revenues and approximately 590,000 clients worldwide, is one of the largest providers of a broad range of premier, mission-critical, cost-effective transaction processing and information-based business solutions.


Source: Automatic Data Processing, Inc.
Karen E. Dykstra, 973.974.5252
Elena Charles, 973.974.4077


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